Exhibit 99.7
2011 BOARD OF DIRECTORS
RESTRICTED STOCK UNIT
DEFERRAL ELECTION FORM
Please complete this form and return a signed copy to Larry Boyd, EVP, Secretary and General Counsel, no later than December 17, 2010.
Name: _____________________
This Election Form provides for the deferral of the receipt of shares of Ingram Micro Inc.’s common stock (the “Shares”) relating to restricted stock units granted under the Ingram Micro Inc. Compensation Policy for Members of the Board of Directors (the “Policy”). Capitalized terms used and not otherwise defined in this Election Form will have the meanings ascribed to those terms in the Policy.
☐	I hereby irrevocably elect to defer receipt of 100% of the Shares associated with the restricted stock units that I elected to receive pursuant to my 2011 Compensation Election Form and which are scheduled to vest on December 31, 2011. This deferral shall be in accordance with the terms and provisions outlined in this form in the manner and amount set forth below (to the extent permitted under the Policy and under Section 409A of the Internal Revenue Code). (If you check this box, please complete all sections of this form, sign, date, and return the form as indicated above).
Settlement Date
In making this election, the following rules apply:
•	You must select the date as of which you will receive the Shares associated with the restricted stock units that you elected to defer above (the “Settlement Date”).

•	You may elect up to three Settlement Dates as you wish related to the restricted stock units that are scheduled to vest on December 31, 2011.

•	If you incur a “separation from service” from Ingram Micro Inc. (within the meaning of Section 409A of the Internal Revenue Code) (a “Separation from Service”) prior to any of the Settlement Dates you elect below, any remaining unpaid Shares will be distributed within sixty (60) days following such Separation from Service.
I hereby irrevocably elect to defer receipt of the Shares associated with the above-referenced restricted stock units until the following date(s) and in the following increment(s).

A. -%

	Month	Day	Year
B. -%

	Month	Day	Year
C. -%

	Month	Day	Year
If no Settlement Date is specified, then the transfer will occur within sixty (60) days following your Separation from Service from Ingram Micro Inc.
All deferrals to a particular Settlement Date will be paid out in Shares. All of the Shares you are entitled to receive on the Settlement Date specified in this Deferral Election Form will be transferred to you on such Settlement Date.
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I hereby irrevocably elect to defer receipt of the Shares associated with the restricted stock units that I elected to receive pursuant to my 2011 Compensation Election Form and which are scheduled to vest on December 31, 2011 as I have indicated above pursuant to the terms of the Policy. I agree that my successors in interest and my assigns and all persons claiming under me shall, to the extent consistent with applicable law, be bound by the statements contained herein and by the provisions of the Policy as they now exist and as they may be amended from time to time.
I have read and understand this form and hereby authorize the Corporation or its duly authorized representatives to take all actions indicated on this form.
By executing this form, I hereby acknowledge my understanding of and agreement with all the terms and provisions set forth in this form.
Director
__________________________________
Date: _____________________________